SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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BANCORP RHODE ISLAND, INC.
______________________________________________________________________________
(Name of Registrant as Specified in its Charter)

______________________________________________________________________________

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The following letter was distributed to employees of Bancorp Rhode Island, Inc. on April 20, 2011.

April 20, 2011

Dear BankRI Employees:

I have some important and exciting news to share with you.  After careful consideration by our Board of Directors, our holding company, Bancorp Rhode Island, Inc., today announced that it has entered into a merger agreement with Brookline Bancorp, Inc. (“Brookline Bancorp”), the holding company of Brookline Bank and The First National Bank of Ipswich.  Under the terms of the agreement, Brookline Bancorp will acquire Bancorp Rhode Island for approximately $234 million in cash and stock.  Please see the attached press release, as well as the FAQ document, which I hope will address some initial questions you may have.

Both our Board and management team believe this merger with Brookline Bancorp will not only deliver significant value for Bancorp Rhode Island shareholders, but will also create a larger organization with superior scale and growth prospects.  The combined holding company will remain robustly capitalized and BankRI will be even better positioned to provide increased business lending to support our customers and local communities.

Importantly, due to the structure of the agreement, the only noticeable changes will be at the holding company level – BankRI will keep its name, its Board and its bank charter.  Because Brookline Bancorp is located in the Greater Boston area and there is no overlap between the two companies, no branches will be closed.  Also, we do not anticipate any changes to either our sales force or our Macrolease division.  In addition, BankRI will maintain its level of community involvement through charitable giving and other philanthropic activities.  Perhaps most important of all, as far as our customers are concerned, it will be business as usual.

Brookline Bank, a New England based institution, has a long and storied history.  A full-service financial institution founded in 1871, Brookline Bank provides individuals and small to mid-sized businesses with deposit and lending services, residential mortgages and home equity lending, commercial and commercial real estate lending, cash management, merchant services, and access to investment services.  It is led by Paul Perrault, a Rhode Island native, who spent many years working in the Rhode Island banking sector.  Paul is a respected leader in our industry with a successful track record of growing blue chip commercial banks as well as leading a holding company that encourages its subsidiaries to flourish independently.  We all look forward to working with him to continue growing BankRI.

The transaction is expected to close in the fourth quarter of 2011, after we receive approval from our shareholders and various regulatory agencies.  In the meantime, we will make every effort to keep you updated on developments and progress throughout the integration and approval process.

Upon completion of the transaction, our headquarters will remain in Providence, and, as indicated, we will retain our Rhode Island bank charter.  I, along with another Bancorp Rhode Island director, will be joining the Board of Directors of Brookline Bancorp. The BankRI Board of Directors will remain intact, with the exception of Mr. Perrault, who will be replacing me; I will serve as a consultant through the transition period.  In addition, I am excited to announce that Mark Meiklejohn, currently our Executive Vice President and Chief Lending Officer, will become BankRI’s President and Chief Executive Officer.

Today at 8:45 a.m., Mark and I, along with other members of the management team, will be conducting a teleconference to further discuss this announcement, and we encourage all BankRI employees to join. Access to the conference call is available by dialing toll-free (888)-225-2850.

Your hard work and dedication have been and will continue to be the cornerstone of BankRI’s success.  I am counting on each of you to remain focused on your daily responsibilities and providing the service and care that our customers have come to expect from BankRI.  If you have additional questions, please do not hesitate to speak with the executive management team.

This transaction is likely to attract interest from the media and others and it is important that we be consistent in our communications.  If you receive any calls from outside parties, please forward them to Linda Simmons, CFO and Treasurer, at (401) 574-1652, or Debbie Mandeville, VP and Investor Relations Officer, at (401) 574-1547.

On behalf of the Board and management team, I thank you again for your ongoing commitment to BankRI.

Sincerely,

/s/ Merrill W. Sherman

Merrill W. Sherman
Chief Executive Officer & President
Bancorp Rhode Island

Additional Information and Where to Find It

In connection with the merger, Brookline Bancorp intends to file with the Securities and Exchange Commission a registration statement on Form S-4, which will include a proxy statement of Bancorp Rhode Island, and other relevant materials in connection with the proposed transaction.  Investors and security holders of Bancorp Rhode Island are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Brookline Bancorp, Bancorp Rhode Island and the proposed transaction.  The proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed by Brookline Bancorp or Bancorp Rhode Island with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents filed by Brookline Bancorp with the SEC by directing a written request to Paul R. Bechet, Chief Financial Officer, Brookline Bancorp, 160 Washington Street, Brookline, MA 02445.  Investors may obtain free copies of the documents filed by Bancorp Rhode Island with the SEC by directing a written request to Linda H. Simmons, Chief Financial Officer, One Turks Head Place, Providence, Rhode Island 02903.

Participant Information

Brookline Bancorp, Bancorp Rhode Island and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Bancorp Rhode Island in connection with the merger.  Information about the executive officers and directors of Brookline Bancorp is set forth in the proxy statement for Brookline Bancorp’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2011.  Information about the executive officers and directors of Bancorp Rhode Island is set forth in the proxy statement for Bancorp Rhode Island’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2011, and Bancorp Rhode Island’s Annual Report on Form 10-K for the year ended December 31, 2010.  Investors may obtain additional information regarding the direct and indirect interests of Brookline Bancorp, Bancorp Rhode Island and their respective executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger when it becomes available.

This letter contains statements about future events that constitute forward-looking statements, including statements regarding the parties’ ability to complete the merger, the expected timing of completion and the expected benefits of the transaction. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, (1) failure of the parties to satisfy the conditions to closing for the merger, (2) failure of the Bancorp Rhode Island shareholders to approve the proposed merger, (3) failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals, (4) disruption to the parties’ businesses as a result of the announcement and pendency of the transaction, (5) difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe, (6) difficulties related to the integration of the businesses following the merger, (7) general economic conditions, (8) changes in the level of non-performing assets and charge-offs, (9) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, (10) changes in the financial performance and/or condition of borrowers, (11) changes in customer borrowing and savings habits, (12) changes in interest rates, and (13) competition.  For additional factors that may affect future results, please see the filings made by Brookline Bancorp and Bancorp Rhode Island with the SEC, including Brookline Bancorp’s and Bancorp Rhode Island’s respective Annual Reports on Form 10-K for the year ended December 31, 2010.  Neither Brookline Bancorp nor Bancorp Rhode Island undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.